Amendment No. 1 to
                                                       SEC File No. 70-8695






                          SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549

                                       FORM U-1

                                     DECLARATION

                                        UNDER

                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                     GENERAL PUBLIC UTILITIES CORPORATION ("GPU")
                                100 Interpace Parkway
                            Parsippany, New Jersey  07054
                  (Name of company filing this statement and address
                           of principal executive offices)


          T. G. Howson,                      Douglas E. Davidson, Esq.
          Vice President and Treasurer       Berlack,  Israels  &  Liberman
          LLP
          M. A. Nalewako, Secretary          120 West 45th Street
          GPU Service Corporation            New York, New York 10036
          100 Interpace Parkway
          Parsippany, New Jersey 07054


                     (Names and addresses of agents for service)





                    GPU hereby amends its Declaration on Form U-1, docketed in SEC File No. 70-8695, as follows:

                    1. By completing Item 2 thereof to read in its entirety as follows:

                    ITEM 2.   FEES, COMMISSIONS AND EXPENSES

                         The  estimated  fees,  commissions   and  expenses
                    expected to be incurred in connection with the proposed transactions are as follows:

                         SEC Filing Fee:                         $ 2,000

                         Legal Fees:
                              Berlack, Israels & Liberman LLP      5,000

                              Ballard Spahr Andrews &
                                Ingersoll                            500

                         Miscellaneous                               500

                                             Total               $ 8,000

                    2. By amending Item 3 thereof to read in its entirety as follows:

                         GPU believes that the proposed transactions may be
                    subject to Sections 6(a) and 7 of the Act and Rules 53 and 54 under the Act.

                    3.   By   filing  the  following  exhibits  in  Item  6
          thereof:

                         (a)  Exhibits:

                              F-1 -     Opinion   of  Berlack,   Israels  &
                                        Liberman LLP

                              F-2 - Opinion of Ballard Spahr Andrews & Ingersoll





                                      SIGNATURE


                    PURSUANT  TO  THE REQUIREMENTS  OF  THE PUBLIC  UTILITY

          HOLDING COMPANY  ACT OF  1935, THE UNDERSIGNED  COMPANY HAS  DULY

          CAUSED  THIS  STATEMENT  TO  BE  SIGNED  ON  ITS  BEHALF  BY  THE

          UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                        GENERAL PUBLIC UTILITIES CORPORATION



                                        By:_____________________________
                                             T. G. Howson,
                                             Vice President and Treasurer

          Date:  December 1, 1995